Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts”, and the inclusion of our report dated March 28, 2018 related to the financial statements of Pershing Gold Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2017 and the unaudited interim financial statements for six months ended June 30, 2018, both as filed with the Securities and Exchange Commission, which appear in Amendment No. 1 to Pershing Gold Corporation’s Registration Statement on Form S-1 filed on or about August 21, 2018.

/s/ KBL, LLP

KBL, LLP

New York, NY

August 21, 2018